Exhibit 99.1
Collegium Reports Third Quarter 2026 Financial Results; Reaffirms 2026 Guidance

– Generated Record Quarterly Net Revenues of $216.3 Million, Up 3% Year-over-Year –

– Generated Record JORNAY PM® Quarterly Net Revenue of $51.9 Million, Up 24% Year-over-Year –

– Generated AZSTARYS® Quarterly Net Revenue of $26.5 Million in First Full Quarter of Sales Under Collegium Ownership –

– Generated Quarterly Pain Portfolio Net Revenues of $138.0 Million –

– Announced $50 Million Accelerated Share Repurchase in Q3’26 –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

STOUGHTON, Mass., November 5, 2026 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a leading biopharmaceutical company focused on improving the lives of people living with serious and often misunderstood conditions, today reported its financial results for the quarter ended September 30, 2026, and provided a business update.

“We continued to see strong demand across our ADHD portfolio, supported by expanded commercial efforts heading into the back-to-school season. JORNAY PM reached record revenues, prescriptions and prescriber adoption, with quarterly net revenue growing 24% year-over-year,” said Vikram Karnani, President and Chief Executive Officer. “Additionally, in the first full quarter of Collegium’s ownership of AZSTARYS, revenues exceeded $26.5 million supported by nearly 2% prescription growth year-over-year. This represents a meaningful improvement from AZSTARYS’ annual prescription decline in 2025, prior to its acquisition by Collegium. These results demonstrate our ability to rapidly integrate differentiated medicines and execute targeted commercial investments to drive growth. Our pain portfolio also continues to provide a strong financial foundation as we expand our ADHD business and pursue additional opportunities to further grow and diversify Collegium.”

“We generated a record $216.3 million in quarterly net revenue and $121.6 million in adjusted EBITDA, with our ADHD franchise now contributing more than 36% of total revenue,” said Colleen Tupper, Chief Financial Officer. “We are reaffirming our full-year 2026 financial guidance and remain committed to deploying capital in a disciplined manner, including executing on business development, paying down debt, and opportunistically returning capital to shareholders to create long-term value. Consistent with our strong cash-generation profile and capital allocation strategy, we expect to complete the previously announced $50 million accelerated share repurchase program before the end of the year, underscoring our confidence in the company’s long-term growth prospects.”

ADHD Business Highlights

•Generated JORNAY PM net revenue of $51.9 million, up 24% year over year in the quarter ended September 30, 2026 (the 2026 Quarter).
•JORNAY PM prescribers reached an all-time high in the 2026 Quarter with nearly 33,000 healthcare providers writing JORNAY PM prescriptions, up 19% year-over-year.
•Grew JORNAY PM prescriptions 16% year-over-year in the 2026 Quarter.
•Generated $26.5 million in AZSTARYS net revenue in the 2026 Quarter, representing the first full quarter of sales under Collegium’s ownership.
•AZSTARYS prescriptions grew nearly 2% in the 2026 Quarter compared to the quarter ended September 30, 2025 (the 2025 Quarter).
•In October, expanded Collegium’s commitment to supporting the ADHD community with two new corporate initiatives. Launched Start Talking ADHD, an online resource hub with practical, downloadable guides to help people with ADHD and their families prepare for conversations with healthcare providers, schools and their support networks. Additionally, established a new multi-year partnership with Boston Legacy FC, Boston’s professional women’s soccer club, focused on promoting inclusion and accessibility through youth coach training, an annual Sports for All Summit and sensory inclusion programs designed to support neurodivergent children and their families.
•In October and November, presented seven abstracts highlighting JORNAY PM and AZSTARYS at two scientific congresses: the American Academy of Child and Adolescent Psychiatry (AACAP) 2026 Annual Meeting and the Neuroscience Education Institute (NEI) Fall Congress. The presentations spanned pediatric clinical studies and research examining daily functioning among adults and caregivers, reflecting Collegium’s commitment to building a broader understanding of ADHD across ages and real-life settings.

Pain Portfolio Highlights

•Generated pain portfolio net revenues of $138.0 million in the 2026 Quarter, down 18% year-over-year.
•Generated Belbuca® net revenue of $57.7 million in the 2026 Quarter, down 1% year-over-year.
•Generated Xtampza® ER net revenue of $45.8 million in the 2026 Quarter, down 9% year-over-year.
•Generated Nucynta Franchise net revenue of $30.8 million in the 2026 Quarter, down 44% year-over-year. This included $4.2 million from Hikma Pharmaceuticals USA Inc. (Hikma) for the sale of the authorized generic (AG) versions of Nucynta and Nucynta ER.

Corporate Updates

•In Q3 2026, announced a $50 million accelerated share repurchase program (ASR) as part of Collegium’s broader capital allocation strategy. The final settlement of the ASR is expected to be completed in the fourth quarter of 2026.

Upcoming Events

The Company will participate in the following upcoming investor conferences in the fourth quarter of 2026:

•Stifel 2026 Healthcare Conference – New York, NY; November 11
•Truist Securities Biopharma Symposium – New York, NY; November 12
•Jefferies London Global Healthcare Conference – London, UK; November 17
•Piper Sandler Annual Healthcare Conference – New York, NY; December 1

Financial Guidance for 2026

The Company reaffirms its full-year 2026 guidance for Product Revenues, Net, JORNAY PM Revenue, Net, AZSTARYS Revenue, Net and Adjusted EBITDA:

Product Revenues, Net	$825 to $855 million
JORNAY PM Revenue, Net	$190 to $200 million
AZSTARYS Revenue, Net	$65 to $75 million
Adjusted EBITDA	$445 to $470 million

Financial Results for Quarter Ended September 30, 2026

•Product revenues, net were $216.3 million for the 2026 Quarter, compared to $209.4 million for the 2025 Quarter, representing a 3% increase year-over-year.
•GAAP operating expenses were $96.7 million for the 2026 Quarter, compared to $67.1 million for the 2025 Quarter, representing a 44% increase year-over-year. Adjusted operating expenses, which exclude stock-based compensation expense and acquisition-related expenses, were $69.4 million for the 2026 Quarter, compared to $55.7 million for the 2025 Quarter, representing a 25% increase year-over-year.
•GAAP net income for the 2026 Quarter was $21.8 million, with $0.69 GAAP earnings per share (basic) and $0.60 GAAP earnings per share (diluted), compared to GAAP net income for the 2025 Quarter of $31.5 million, with $1.00 GAAP earnings per share (basic) and $0.84 GAAP earnings per share (diluted). Non-GAAP adjusted net income for the 2026 Quarter was $75.2 million, with $1.96 adjusted earnings per share, compared to non-GAAP adjusted net income for the 2025 Quarter of $87.3 million, with $2.25 adjusted earnings per share.
•Adjusted EBITDA for the 2026 Quarter was $121.6 million, compared to $133.0 million for the 2025 Quarter, representing a 9% decrease year-over-year.
•The Company generated $86.5 million in cash from operations, and exited the 2026 Quarter with cash, cash equivalents and marketable securities of $144.8 million.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, November 5, 2026, at 8:00 a.m. ET. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Pharmaceutical Third Quarter 2026 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium Pharmaceutical is a dynamic, biopharmaceutical company delivering medicines with formulation and delivery innovation for people living with complex central nervous system and pain conditions. Collegium has spent more than a decade proving that responsible stewardship and bold, science-backed approaches can redefine what treatment looks like in categories too often shaped by complexity and misconceptions.

With a portfolio of differentiated ADHD medications, anchored by JORNAY PM® (methylphenidate HCl) CII and AZSTARYS® (serdexmethylphenidate and dexmethylphenidate) CII, and an established leadership position in responsible pain management, Collegium leads with the scientific rigor and commercial expertise to deliver treatment options around how people live their lives. For more information, please visit collegiumpharma.com or find us on LinkedIn.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures. We believe the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide analysts, investors, lenders, and other third parties with insights into how we evaluate normal operational activities, including our ability to generate cash from operations, on a comparable year-over-year basis and manage our budgeting and forecasting. In addition, certain non-GAAP financial measures, primarily adjusted EBITDA, are used to measure performance when determining components of annual compensation for substantially all non-sales force employees, including senior management.

In this press release we discuss the following financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

•adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;

•adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•we exclude stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy; and (ii) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
•we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset(s) being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;
•we exclude litigation settlements and contingencies that are subject to recovery from adjusted EBITDA, as well as any applicable income items, credit adjustments, or recoveries due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;
•we exclude acquisition-related expenses as these expenses would not have otherwise been incurred in the periods presented as part of our continuing operations and their exclusion is useful to investors because it enhances comparability of operating performance across periods. Acquisition-related expenses include transaction costs, which primarily consisted of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete the acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, legal defense expenses for specific acquired claims that relate to acts that occurred prior to our acquisition, and miscellaneous other acquisition-related expenses incurred;
•we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with the sale of our products as part of our underlying business;
•we exclude changes in the fair value of contingent consideration, which are non-cash, acquisition-related items that are not part of our underlying business;
•we exclude losses on extinguishments of debt as these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis;
•we exclude executive transition expenses from adjusted EBITDA as the amount and/or frequency of these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis; and
•we exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

The Company has not provided a reconciliation of its full-year 2026 guidance for adjusted EBITDA to the most directly comparable forward-looking GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because the Company is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition-related expenses, amortization of acquired intangible assets, and changes in fair value of contingent consideration. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While the Company is unable to address the probable significance of these items, they could have a material impact on GAAP net income and operating expenses for the guidance period. A reconciliation of adjusted EBITDA would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, projected financial performance, including expected revenue and adjusted EBITDA; statements related to current and future market opportunities for our products and our assumptions related thereto; statements related to the accelerated share repurchase program and other statements that are not historic facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: our ability to realize the anticipated benefits of the AZSTARYS acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of our products; the size of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Administration compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenues, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:
Ian Karp
Head of Investor Relations
ir@collegiumpharma.com

Media Contact:
Jessica Cotrone
Senior Vice President, Corporate Communications & Corporate Affairs
communications@collegiumpharma.com

Collegium Pharmaceutical, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)

	September 30,	December 31,
	2026	2025
Cash and cash equivalents	$144,797	$231,252
Marketable securities	—	155,427
Accounts receivable, net	310,785	211,328
Inventory	88,202	40,912
Prepaid expenses and other current assets	48,117	32,642
Property and equipment, net	10,876	12,013
Operating lease assets	4,419	4,187
Intangible assets, net	1,134,549	669,510
Restricted cash	20,912	20,906
Deferred tax assets	126,246	112,539
Other noncurrent assets	13,148	20,193
Goodwill	193,885	145,925
Total assets	$2,095,936	$1,656,834

Accounts payable and accrued liabilities	$81,167	$73,123
Accrued rebates, returns and discounts	427,164	318,266
Business combination consideration payable	17,565	17,565
Term notes payable	842,507	571,112
Convertible senior notes	238,996	238,213
Operating lease liabilities	5,503	5,539
Deferred royalty obligation	120,612	121,563
Deferred revenue	10,393	9,778
Contingent consideration	35,630	—
Deferred tax liabilities	19,962	—
Shareholders’ equity	296,437	301,675
Total liabilities and shareholders’ equity	$2,095,936	$1,656,834

Collegium Pharmaceutical, Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Product revenues, net	$216,339	$209,361	$609,737	$575,118
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	35,575	24,717	83,009	73,820
Intangible asset amortization	55,346	55,473	173,772	166,419
Total cost of product revenues	90,921	80,190	256,781	240,239
Gross profit	125,418	129,171	352,956	334,879
Operating expenses
Selling, general and administrative	99,591	67,103	292,535	217,163
Gain on fair value remeasurement of contingent consideration	(2,895)	(19)	(2,895)	(1,163)
Total operating expenses	96,696	67,084	289,640	216,000
Income from operations	28,722	62,087	63,316	118,879
Interest expense	(21,943)	(21,767)	(57,324)	(63,020)
Interest income	1,127	3,116	7,122	7,724
Income before income taxes	7,906	43,436	13,114	63,583
(Benefit from) provision for income taxes	(13,853)	11,929	(8,090)	17,676
Net income	$21,759	$31,507	$21,204	$45,907

Earnings per share — basic	$0.69	$1.00	$0.66	$1.45
Weighted-average shares — basic	31,731,198	31,571,410	32,091,846	31,724,439

Earnings per share — diluted	$0.60	$0.84	$0.64	$1.28
Weighted-average shares — diluted	39,110,855	39,439,890	33,134,880	39,386,071

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP net (loss) income	$21,759	$31,507	$21,204	$45,907
Adjustments:
Interest expense	21,943	21,767	57,324	63,020
Interest income	(1,127)	(3,116)	(7,122)	(7,724)
(Benefit from) provision for income taxes	(13,853)	11,929	(8,090)	17,676
Depreciation	491	1,033	2,766	3,259
Amortization	55,346	55,473	173,772	166,419
Stock-based compensation	12,445	9,811	37,809	32,153
Litigation settlements and contingencies	11,034	3,058	11,034	3,058
Recognition of step-up basis in inventory	9,724	—	15,141	5,431
Executive transition expense	—	—	1,393	1,397
Acquisition-related expenses	6,722	1,552	36,983	3,776
Gain on fair value remeasurement of contingent consideration	(2,895)	(19)	(2,895)	(1,163)
Total adjustments	$99,830	$101,488	$318,115	$287,302
Adjusted EBITDA	$121,589	$132,995	$339,319	$333,209

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP operating expenses	$96,696	$67,084	$289,640	$216,000
Adjustments:
Stock-based compensation	12,445	9,811	37,809	32,153
Executive transition expense	—	—	1,393	1,397
Acquisition-related expenses	6,722	1,552	36,983	3,776
Litigation settlements and contingencies	11,034	—	11,034	—
Gain on fair value remeasurement of contingent consideration	(2,895)	(19)	(2,895)	(1,163)
Total adjustments	$27,306	$11,344	$84,324	$36,163
Adjusted operating expenses	$69,390	$55,740	$205,316	$179,837

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Earnings Per Share
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP net (loss) income	$21,759	$31,507	$21,204	$45,907
Adjustments:
Non-cash interest expense	1,188	1,343	3,089	4,065
Amortization	55,346	55,473	173,772	166,419
Stock-based compensation	12,445	9,811	37,809	32,153
Litigation settlements and contingencies	11,034	3,058	11,034	3,058
Recognition of step-up basis in inventory	9,724	—	15,141	5,431
Executive transition expense	—	—	1,393	1,397
Acquisition-related expenses	6,722	1,552	36,983	3,776
Gain on fair value remeasurement of contingent consideration	(2,895)	(19)	(2,895)	(1,163)
Discrete deferred tax benefit from change in tax law	(21,003)	—	(21,003)	—
Income tax effect of above adjustments (1)	(19,126)	(15,453)	(56,714)	(52,061)
Total adjustments	$53,435	$55,765	$198,609	$163,075
Non-GAAP adjusted net income	$75,194	$87,272	$219,813	$208,982

Adjusted weighted-average shares — diluted (2)	39,110,855	39,439,890	39,741,185	39,386,071
Adjusted earnings per share (2)	$1.96	$2.25	$5.63	$5.41
(1)The income tax effect of the adjustments was calculated by applying our blended federal and state statutory rate to the items that have a tax effect. The blended federal and state statutory rate for the three months ended September 30, 2026 and 2025 were 24.1% and 21.8%, respectively; and the blended federal and state statutory rate for the nine months ended September 30, 2026 and 2025 were 23.5% and 24.5%, respectively. As such, the non-GAAP effective tax rates for the three months ended September 30, 2026 and 2025 were 20.4% and 21.7%, respectively; and the non-GAAP effective tax rates for the nine months ended September 30, 2026 and 2025 were 20.5% and 24.2%, respectively.
(2)Adjusted weighted-average shares - diluted were calculated using the “if-converted” method for our convertible notes in accordance with ASC 260, Earnings per Share. As such, adjusted weighted-average shares – diluted includes shares related to the assumed conversion of our convertible notes and the associated cash interest expense is added-back to non-GAAP adjusted net income. For the three and nine months ended September 30, 2026 and 2025, adjusted weighted-average shares – diluted includes 6,606,305 shares attributable to our convertible notes. In addition, adjusted earnings per share includes other potentially dilutive securities to the extent that they are not antidilutive.